Exhibit 10.12

LOAN MODIFICATION AGREEMENT NO. 3

Preamble:  This Loan Modification Agreement (this “Agreement”), dated as of February 21, 2007 (the “Amendment Date”), is made by and among Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, as Agent; each Person identified as a “Lender” on the signature page hereof, as lenders; and each Person identified as a “Borrower” on the signature page hereof, as borrowers (each, a “Borrower”, and, collectively, the “Borrowers”), for the purpose of amending or otherwise modifying the terms of that certain Credit Agreement, dated as of August 12, 2005 (which, as it has been, or hereafter may be, modified or amended, the “Credit Agreement”), among Borrowers, the various lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, as a Lender and as agent for the Lenders (in such capacity, the “Agent”).  Now, therefore, in consideration of the mutual promises contained herein and in the Credit Agreement, the receipt and sufficiency of which are hereby acknowledged, the Agent, the Lenders and the Borrowers, each intending to be legally bound, agree as follows:

1.             Definitions.  Capitalized terms used herein, but not expressly defined themselves herein, shall have the meanings given to such terms in the Credit Agreement.

2.             Successor Agent.  The Borrowers acknowledge that, contemporaneously with the consummation of this Agreement, Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division (“Wells Fargo”), has become the Agent, replacing UPS Capital Corporation (“UPS”).  Each Borrower consents to such change and agrees to take such actions as Wells Fargo may reasonably request in connection with the transition of the role of the Agent from UPS to Wells Fargo.

3.             Consent to Sale of Stock of CCI.  Notwithstanding the definition of “Change in Control” set forth in Section 1.1 and the prohibitions set forth in Sections 6.2.9 and 6.2.10 of the Credit Agreement, the Agent and the Lenders hereby consent to Holdings’ sale of 100% of the outstanding capital stock of CCI (the “CCI Stock”) to the Riley Investment Management LLC and Country Coach Holdings LLC (collectively, “Purchaser”) in exchange for a purchase price, net of all expenses payable by the Borrowers, of not less than Thirty-five Million Dollars ($35,000,000) (such sale is hereafter referred to as the “CCI Stock Sale”); subject, however, to the following conditions: (a) prior to the consummation of the CCI Stock Sale, the Borrowers, the Lenders and the Agent shall have executed this Amendment and each of the conditions precedent to the effectiveness hereof set forth in Section 24 hereof shall have been satisfied; (b) the Borrowers shall have delivered to the Agent and the Lenders copies of the documents pertaining to the CCI Stock Sale, all of which shall be satisfactory in form and substance to Agent and Lenders; and (c) the net cash proceeds of the CCI Stock Sale shall be in the amount of at least Thirty-five Million Dollars ($35,000,000) and such amount shall have been paid to the Agent for application in payment of Working Capital Facility Loans and as otherwise described in that certain Funds Flow Agreement of even date herewith among the Agent, UPS, the Borrowers and Purchaser, and the balance of such net proceeds shall be used by the Borrowers for general working capital purposes.  Such consent is limited to the CCI Stock Sale and shall not be deemed to be a consent to any other matter prohibited pursuant to the Credit Agreement or a waiver of any Default or Event of Default.  Such consent shall be void and of no further force or effect on February 23, 2007, unless on or prior to such date each of the conditions specified in the first sentence of this Section 3 has been satisfied and the CCI Stock Sale has been consummated.  The failure of the Borrowers to cause each of the conditions set forth in this Section 3 to be satisfied, and the CCI Stock Sale to be consummated, on or prior to February 23, 2007, shall constitute an Event of Default under the Credit Agreement.  The parties hereto agree that the CCI Stock Sale, if consummated in accordance with this paragraph, shall not constitute a Change in Control.

4.             No Further Loans to CCI.  From and after the consummation of the CCI Stock Sale, (a) CCI shall have no right to receive any Loans, Letters of Credit or other credit accommodations from the Agent or any Lender under the Credit Agreement and the other Loan Documents, (b) no assets of CCI shall be included in the Borrowing Base, and (c) CCI shall no longer constitute a “Borrower” under the Credit Agreement and the other Loan Documents.  CCI is entering into this Agreement to acknowledge this paragraph and to avoid any doubt that all Borrowers have agreed to the amendments contained herein, and CCI and the other Borrowers agree that CCI’s signature shall not be necessary for any further amendments to the Credit Agreement or any other Loan Document.

5.             Obligations.  The definition of “Obligations” set forth in Section 1.1 of the Credit Agreement shall be deemed to be amended to read as follows:

“Obligations” means all obligations of each and every Loan Party with respect to the payment or performance of any obligations (monetary or otherwise) of such Loan Parties arising under or in connection with this Agreement, the Notes or any other Loan Document.  “Obligations” shall also include, with respect to Wells Fargo Bank, National Association (“Wells Fargo”), any and all advances, debts, obligations and liabilities of any Loan Party to Wells Fargo, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by any Loan Party with Wells Fargo, and whether such Loan Party may be liable individually or jointly with others, or whether recovery upon such Obligations may be or hereafter becomes unenforceable.

6.             Reduction in Working Capital Facility Commitment Amount.  The Working Capital Facility Commitment Amount shall be permanently reduced from Forty Million Dollars ($40,000,000) to Fifteen Million Dollars ($15,000,000).

In furtherance of the foregoing:

(a)                                  The definition of “Working Capital Facility Commitment Amount” set forth in Section 1.1 of the Credit Agreement shall be deemed to be amended to read as follows:

“Working Capital Facility Commitment Amount” means Fifteen Million Dollars ($15,000,000).

(b)                                 Section 2.3 of the Credit Agreement shall be deemed to be deleted in its entirety and replaced with the words “intentionally omitted”.

7.             Reduction in Inventory Sublimit.  The Inventory Sublimit shall be permanently reduced from Twenty-Four Million Dollars ($24,000,000) to Nine Million Dollars ($9,000,000).  In furtherance of the foregoing, the definition of “Inventory Sublimit” set forth in Section 1.1 of the Credit Agreement shall be deemed to be amended to read as follows:

“Inventory Sublimit” means Nine Million Dollars ($9,000,000).

8.             Reduction in Letter of Credit Sub-Facility Amount.  The Letter of Credit Sub-Facility limit shall be permanently reduced from Eight Million Dollars ($8,000,000) to Three Million Dollars ($3,000,000).  In furtherance of the foregoing, the definition of “Letter of Credit Sub-Facility Amount” set forth in Section 1.1 of the Credit Agreement shall be deemed to be amended to read as follows:

“Letter of Credit Sub-Facility Amount” means Three Million Dollars ($3,000,000).

9.             Borrowing Procedures.  The Credit  Agreement shall be deemed to be amended to replace the reference to “12:00 Noon, Atlanta, Georgia time” in Section 3.1(ii) with “11:00 a.m., Atlanta, Georgia time”.

10.           No Fee Letter.  Other than any amounts due to UPS on the Amendment Date pursuant to the Fee Letter, the Borrowers shall not have any further obligations under the Fee Letter.  In furtherance of the foregoing, Section 2.4(d) of the Credit Agreement shall be deemed to be deleted in its entirety and replaced with the words “intentionally omitted”.

11.           Interest Rate.  Each Borrower agrees that, commencing on the Amendment Date and continuing thereafter, (a) the Borrowers shall not be permitted to borrow LIBOR Loans, and (b) the Loans shall bear interest at the Prime Rate (as amended hereby) plus 1.50% per annum.

In furtherance of the foregoing:

(a)                                  The definition of “Prime Rate” set forth in Section 1.1 of the Credit Agreement shall be deemed to be amended to read as follows:

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Wells Fargo may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

(b)                                 Section 3.4.1 and Section 3.4.2 shall be deemed to be amended to read as follows:

Section 3.4.1 Loan Rates. Subject to Section 3.4.3, each Borrowing of Working Capital Facility Loans shall accrue interest at a rate per annum equal to the Prime Rate as in effect from time to time plus one and one-half percent (1.50%).

Section 3.4.2 Intentionally Omitted.

12.           Borrowing Base Certificates.  With reference to Section 6.1.1(i) of the Credit Agreement, each Borrower agrees that, commencing on the Amendment Date and continuing thereafter, Borrowers’ Representative shall deliver to each Lender and the Agent Borrowing Base Certificates and all supporting schedules and documentation required pursuant to such Section 6.1.1(i) on a weekly basis by Wednesday of each week (or, if Wednesday is not a Business Day, on the next day which is a Business Day) prepared as of the last Business Day of the preceding week; provided, however, that nothing contained herein shall limit the right of the Agent to require more frequent delivery at any time as provided in Section 6.1.1(i).

13.           Field Audits.  With reference to the last sentence of Section 6.1.7 of the Credit Agreement, each Borrower agrees that commencing on the Amendment Date and continuing thereafter, the Borrowers shall be obliged to reimburse the Agent on demand (in the amounts specified in such sentence) for field audits conducted on a ninety (90) day audit cycle (rather than a one hundred twenty (120) day audit cycle as provided therein); provided, however, that nothing contained herein shall limit the right of the Agent to be reimbursed for more frequent field audits whenever an Event of Default exists as provided in such Section 6.1.7.  In addition to such field audits on a ninety (90) day audit cycle, the Borrower shall reimburse the Agent for a field audit to be conducted within thirty (30) days of the Amendment Date in the manner provided in Section 6.1.7.

14.           Waiver of Events of Default resulting from failure to comply with Financial Covenants.  The Lenders hereby (a) waive the Events of Default resulting from the Borrowers’ failure to comply with the requirements of Section 6.2.4 of the Credit Agreement for their Fiscal Months ending October 31, 2006, November 30, 2006 and December 31, 2006, such waiver being limited to such Events of Default and not to be deemed to be a waiver of any other Default or Event of Default presently or hereafter existing, and (b) agree that the covenant set forth in Section 6.2.4 with respect to Borrowers’ Fiscal Month ending January 31, 2007 shall not apply.

15.           Amendment of Financial Covenants.  Section 6.2.4 of the Credit Agreement shall be deemed to be amended to read as follows:

Section 6.2.4 Financial Condition. The Borrowers hereby covenant and agree as set forth below:

(a)           EBITDA.  By March 31, 2007, the Borrowers will provide to the Agent updated financial projections in form and detail reasonably satisfactory to the Agent and the Required Lenders for the 2007 Fiscal Year, prepared with the assistance of Kibel Green Inc.  The Borrowers and the Required Lenders shall use such projections in order to establish financial covenants based on minimum EBITDA for April through December of 2007.  Any failure by the Borrowers to deliver such projections by such deadline shall constitute an Event of Default.  On or prior to April 15, 2007, the Borrowers and the Required Lenders shall agree among themselves as to minimum EBITDA requirements (including amounts, measurement dates and measurement periods) for April through December of 2007; provided, however, that if the Borrowers and the Required Lenders are unable to agree on such requirements in writing by such date, then such requirements shall be determined by the Required Lenders in their credit judgment.  Additionally, on or prior to December 31 of each year, the Borrowers and the Required Lenders shall agree among themselves as to minimum EBITDA requirements (including amounts, measurement dates and measurement periods) for the following Fiscal Year; provided, however, that if the Borrowers and the Required Lenders are unable to agree on such requirements in writing by such date, then such requirements shall be determined by the Required Lenders in their credit judgment.

(b)           Working Capital Facility Availability.  The Borrowers will not permit Working Capital Facility Availability to be less than $5,000,000 at any time.  The Lenders agree to consider decreasing this minimum Working Capital Facility Availability requirement upon the establishment of the minimum EBITDA requirements for April through December of 2007, but the Borrowers acknowledge and agree that the Lenders have no obligation to agree to any such decrease and that any such decrease shall be determined in the Lenders’ discretion.

16.           Commitment.  Schedule I of the Credit Agreement shall be deemed to be deleted and replaced with the revised Schedule I attached hereto.

17.           No Sale/Leaseback.  Without limiting the restrictions set forth in Sections 6.2.8 and 6.2.9 of the Credit Agreement, the Borrowers acknowledge and agree that the Borrowers shall not be permitted to enter into a sale/leaseback of their Perris, California real estate without the prior written consent of the Required Lenders in their sole discretion.

18.           CCI Lockbox.  Borrowers acknowledge that, in order to induce UPS to consummate the Assignment, Wells Fargo has agreed to assume the indemnification liabilities of UPS (if any) under that certain Four Party Wholesale Lockbox Agreement dated February 17, 2006 among Wells Fargo Bank, N.A., in its respective capacities as depository bank and lockbox processor, CCI and UPS (the “CCI Lockbox Agreement”), and Borrowers consent to such assumption of liabilities.  Without limiting any provision of the Credit Agreement and the other Loan Documents that permits the Agent to charge the Borrowers’ loan account for any costs, fees or expenses incurred in connection with the Credit Agreement and the other Loan Documents, Borrowers hereby agree that the Agent may charge the Borrowers’ loan account by making Working Capital Facility Loans to reimburse the Agent and the Lenders for any costs, fees, expenses or other liabilities incurred by the Agent or any Lender in connection with the CCI Lockbox Agreement, regardless of whether such costs, fees, expenses or other liabilities are paid or incurred before or after CCI ceases to become a “Borrower” under the Credit Agreement.

19.           Notices to the Agent.  All notices to the Agent in connection with the Credit Agreement or any other Loan Document shall be sent in accordance with the following information:

Wells Fargo Bank, National Association, acting through its Wells Fargo
Business Credit operating division

MAC N2642-060
400 Northridge Road, Suite 600
Atlanta, Georgia 30350
Attention: Portfolio Manager
Telecopier: 770-992-4720

With a copy to:	Stephen D. Palmer, Esq.
Greenberg Traurig, LLP
3290 Northside Parkway, Suite 400
Atlanta, Georgia 30327
Telecopier: 678-553-2261

20.           Commercial Tort Claim.  Each Borrower hereby grants to the Agent, for itself and the Lenders, a security interest in all commercial tort claims that such Borrower has against Kemlite Company, Inc., Crane Co. or any of their Affiliates, including, without limitation, the claims arising in connection with Case No. RIC-452462, filed with the Superior Court of the State of California, County of Riverside, known as National R.V., Inc., a California Corporation v. Crane Co., a Delaware corporation, and Crane Composites, Inc., a Delaware corporation aka Kemlite Company, Inc.

21.           Arbitration.  The Borrowers, the Lenders and the Agent acknowledge and agree that the following arbitration provisions shall apply to this Agreement, the Credit Agreement and each other Loan Document, and the Credit Agreement and each other Loan Document shall be deemed to be amended to incorporate such provisions.

(a)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Obligations and related Loan Documents which are the subject of the Credit Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Georgia selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Georgia or a neutral retired judge of the state or federal judiciary of Georgia, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Georgia and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Georgia Civil Practice Act (O.C.G.A. § 9-11-1 et seq.) or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)            Class Proceedings and Consolidations.  The resolution of any dispute arising pursuant to the terms of this Agreement, the Credit Agreement or any other Loan Document shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g)           Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns Obligations secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, security interest or other Lien specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of Georgia, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, security interests and other Liens securing such Obligations shall remain fully valid and enforceable.

(i)            Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

22.           Inducing Representations.  To induce the Agent and the Lenders to enter into this Agreement, each Borrower hereby represents and warrants that: (a) such Borrower is duly authorized to enter into this Agreement, and this Agreement, upon its execution by such Borrower, the Agent and each Lender, will constitute such Borrower’s legal, valid and binding obligations enforceable in accordance with its terms against such Borrower; (b) after giving effect to this Agreement and the consummation of the CCI Stock Sale, no Default or Event of Default exists; (c) no present right of setoff, counterclaim, recoupment claim or defense exists in such Borrower’s favor in respect of its payment or performance of any Obligations; and (d) except as modified by this Agreement, all terms of the Credit Agreement and each Loan Document shall remain in full force and effect.

23.           Amendment Fee.  The Borrowers agree to pay to the Agent on the Amendment Date an amendment fee in the amount of Two Hundred Thousand Dollars ($200,000), to be shared equally between Wells Fargo and UPS, which fee shall be fully earned and non-refundable on the Amendment Date.  The Agent and the Lenders may cause such fee to be paid by making Working Capital Facility Loans to the Borrowers in the amount thereof.

24.           Kibel Green Inc.  The Borrowers covenant and agree to continue to engage Kibel Green Inc. as a consultant on a basis reasonably satisfactory to the Agent but to include, in any event, assisting the Borrower in the preparation of projections for the 2007 fiscal year.

25.           Conditions Precedent.  Notwithstanding any provision herein the contrary, this Amendment shall not become effective, and no Lender shall have any liability hereunder, and no waiver of any Default or Event of Default set forth herein shall become effective, unless and until each of the following conditions precedent is satisfied in a manner and pursuant to documentation satisfactory to Wells Fargo in its sole discretion:

(a)           UPS shall have executed and delivered all documentation deemed necessary or appropriate in order to (i) cause Wells Fargo to become the “Agent” under the Credit Agreement and the other Loan Documents, and (ii) assign the Commitment of UPS to Wells Fargo, in each case subject only to the receipt and disbursement of funds in accordance with the Funds Flow Agreement described below;

(b)           the Borrowers shall have paid to the Agent the amendment fee described above;

(c)           the Borrowers, the Agent and the Lenders have executed this Amendment;

(d)           the Borrowers, the Agent, UPS and Purchaser shall have executed and delivered that certain Funds Flow Agreement dated on or about the date hereof (the “Funds Flow Agreement”);

(e)           the Agent shall have received a true, correct and complete copy of the stock purchase agreement and all related documentation in connection with the CCI Stock Sale, certified as such by an officer of Holdings, and the Agent shall have received evidence satisfactory to the Agent that the CCI Stock Sale has been consummated on terms and conditions satisfactory to the Agent;

(f)            the Borrowers shall have delivered to Wells Fargo an amended and restated Working Capital Facility Note in the amount of $15,000,000;

(g)           the Borrowers shall have delivered to the Agent a Borrowing Base Certificate and such supporting documentation as the Agent may reasonably request (including a schedule of Accounts and a list of the names and addresses of all Account Debtors), in each case giving effect to the CCI Stock Sale and as of a date satisfactory to the Agent;

(h)           each Borrower shall have delivered to the Agent (i) a good standing certificate having a date within thirty (30) days of the Amendment Date with respect to each Loan Party from the appropriate Governmental Authority of its State of incorporation and of each other State where such Loan Party is required to qualify; (ii) a certificate of the Secretary or an Assistant Secretary of each Loan Party as to resolutions of its Board of Directors authorizing its execution, delivery and performance of this Amendment and the other Loan Documents to be executed in connection herewith, each in form and substance satisfactory to Agent and Lenders;

(i)            the Agent shall have established one or more lockbox arrangements acceptable to the Agent; and

(j)            such other documents, instruments and agreements as the Agent may request in its discretion.

Without limiting the foregoing, each Borrower acknowledges and agrees that this Amendment, the CCI Stock Sale, the assignment of the Commitment of UPS to Wells Fargo and the transfer of the role of the “Agent” from UPS to Wells Fargo are intended to be consummated simultaneously, and references herein to the “Agent” or any “Lender”, unless the context clearly requires otherwise, shall be deemed to refer to Wells Fargo, as the Agent, and to Wells Fargo, as the sole Lender, respectively.

26.           Miscellaneous.  Each existing Loan Document (including, particularly, any Note) shall be deemed modified hereby on the Amendment Date as necessary to conform its terms to the terms of the Credit Agreement, as modified hereby.  This Agreement constitutes a Loan Document, and shall be governed and construed accordingly.  This Agreement constitutes the entire agreement among the Agent, the Lenders and the Borrowers relative to the subject matter hereof, and supersedes and replaces any prior understandings and agreements, written or oral, in regard thereto.  This Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Borrower, the Agent and the Lenders.  The Borrowers shall reimburse the Agent for all costs which the Agent incurs, including reasonable attorneys fees, in the preparation, negotiation, execution and performance of this Agreement, and the recording of any Loan Documents in connection herewith.

IN WITNESS WHEREOF, the Agent, the Lenders and the Borrowers have executed this Agreement, by and through their respective authorized officers, as of the Amendment Date.

“Borrowers”:

NATIONAL R.V. HOLDINGS, INC.

By:	\s\ Thomas J. Martini
Name:	Thomas J. Martini
Title:	CFO

NATIONAL R.V., INC.

By:	\s\ Thomas J. Martini
Name:	Thomas J. Martini
Title:	Treasurer

COUNTRY COACH, INC.

By:	\s\ Thomas J. Martini
Name:	Thomas J. Martini
Title:	Treasurer

“Agent” and sole “Lender”:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, acting through its Wells
Fargo Business Credit operating division, as a Lender

By:	\s\ Charles F. Liles
Charles F. Liles, Vice President

Schedule I

Commitments

Wells Fargo Bank National Association, acting through Wells Fargo Business Credit operating division	$15,000,000